Exhibit 99.1

Seattle Genetics Announces Positive Topline Results from Phase 2 Clinical Trial of Tisotumab Vedotin in Recurrent or Metastatic Cervical Cancer

- Full Data to be Presented at an Upcoming Medical Meeting -

BOTHELL, Wash. – June 29, 2020 – Seattle Genetics, Inc. (Nasdaq:SGEN) today announced positive topline results from the phase 2 single-arm clinical trial known as innovaTV 204 evaluating tisotumab vedotin administered every three weeks for the treatment of patients who have relapsed or progressed on or after prior treatment for recurrent or metastatic cervical cancer. Results from the trial showed a 24 percent confirmed objective response rate (ORR) by independent central review [95% Confidence Interval: 15.9%-33.3%] with a median duration of response (DOR) of 8.3 months. The most common treatment-related adverse events (greater than or equal to 20 percent) included alopecia, epistaxis (nose bleeds), nausea, conjunctivitis, fatigue and dry eye. The data will be submitted for presentation at an upcoming medical meeting.

Tisotumab vedotin is an investigational antibody-drug conjugate (ADC) directed to tissue factor, which is expressed on cervical cancer and can promote tumor growth, angiogenesis and metastases.1 Standard therapies for previously treated recurrent and/or metastatic cervical cancer generally result in limited objective response rates of typically less than 15 percent with median overall survival ranging from 6.0 to 9.4 months, in an all-comers population.1-8 Tisotumab vedotin is being developed by Seattle Genetics in collaboration with Genmab.

“Available therapies upon progression after first line chemotherapy in recurrent or metastatic cervical cancer are limited, and there is a significant unmet need for new treatment options,” said Roger Dansey, M.D., Chief Medical Officer at Seattle Genetics. “Tisotumab vedotin has demonstrated clinically meaningful and durable objective responses with a manageable safety profile, and we look forward to discussing with the FDA the potential submission of a Biologics License Application to support an accelerated approval.”

Cervical cancer originates in the cells lining the cervix. Over 13,500 women are expected to be diagnosed with cervical cancer in the U.S. in 2020, with approximately 4,200 deaths.9 Cervical cancer remains one of the leading causes of cancer death in women globally, with over 311,000 women dying annually; the vast majority of these women being in the developing world.10 Routine medical examinations and the human papillomavirus (HPV) vaccine have lowered the incidence of cervical cancer in the developed world. Despite these advances, women are still diagnosed with cervical cancer, which often recurs or becomes metastatic.

Additional clinical trials of tisotumab vedotin are currently enrolling patients, including in combination with pembrolizumab, carboplatin or bevacizumab, and with a weekly dosing schedule in patients with locally advanced or metastatic cervical cancer. Tisotumab vedotin is also being evaluated in other tissue factor expressing tumor types, including ovarian and other solid tumors.

About innovaTV 204 Trial

The innovaTV 204 trial (also known as GCT1015-04 or innovaTV 204/GOG-3023/ENGOT-cx6) is an ongoing single-arm, global, multicenter study of tisotumab vedotin for patients with recurrent or metastatic cervical cancer who were previously treated with doublet chemotherapy with or without bevacizumab. Additionally, patients were eligible if they had received up to two prior lines of therapy in the metastatic setting. In the study, 101 patients were treated with tisotumab vedotin at multiple centers in the U.S. and Europe. The primary endpoint of the trial was confirmed objective response rate per Response Evaluation Criteria in Solid Tumors (RECIST) v1.1 as assessed by independent central review. Key secondary endpoints included duration of response, progression-free survival, overall survival, safety and tolerability.

The study was conducted in collaboration with European Network of Gynaecological Oncological Trial Groups (ENGOT) and Gynecologic Oncology Group (GOG). For more information about the phase 2 innovaTV 204 clinical trial and other clinical trials with tisotumab vedotin, please visit www.clinicaltrials.gov.

About Tisotumab Vedotin

Tisotumab vedotin is an investigational antibody-drug conjugate (ADC) composed of Genmab’s fully human monoclonal antibody specific for tissue factor and Seattle Genetics’ ADC technology that utilizes a protease-cleavable linker that covalently attaches the microtubule-disrupting agent monomethyl auristatin E (MMAE) to the antibody and releases it upon internalization, inducing target cell death. In cancer biology, tissue factor is a protein that can promote tumor growth, angiogenesis and metastases.1 Based on its high expression on many solid tumors and its rapid internalization, tissue factor was selected as a target for an ADC approach. Tisotumab vedotin is being co-developed by Genmab and Seattle Genetics, under an agreement in which the companies share all costs and profits for the product on a 50:50 basis.

Tisotumab vedotin is being evaluated in ongoing clinical trials as monotherapy in a range of solid tumors, including recurrent and/or metastatic cervical cancer, ovarian cancer and in combination with other commonly used therapies in recurrent or metastatic cervical cancer. These trials are evaluating tisotumab vedotin on a weekly or every three weeks dosing schedule.

About Seattle Genetics

Seattle Genetics, Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. ADCETRIS® (brentuximab vedotin) and PADCEVTM (enfortumab vedotin-ejfv) use the company’s industry-leading antibody-drug conjugate (ADC) technology. ADCETRIS is approved in certain CD30-expressing lymphomas, and PADCEV is approved in certain metastatic urothelial cancers. TUKYSATM (tucatinib), a small molecule tyrosine kinase inhibitor, is approved in certain HER2-positive metastatic breast cancers. The company is headquartered in the Seattle, Washington area, with locations in California, Switzerland and the European Union. For more information on our robust pipeline, visit www.seattlegenetics.com and follow @SeattleGenetics on Twitter.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the potential submission of a BLA to the FDA under the FDA’s accelerated approval program and the potential for regulatory approval of tisotumab vedotin based on the innovaTV 204 trial; the therapeutic potential of tisotumab vedotin, its possible benefits and uses, including as monotherapy or in combination with other agents, and in other tumor types or with a weekly dosing regimen, and the tisotumab vedotin future development program. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the possibility that the data from innovaTV 204 may not be sufficient to support accelerated approval; the possibility of impediments or delays in the submission of a potential BLA to the FDA; the risk of adverse events, including the potential for newly-emerging safety signals; delays, setbacks or failures in clinical development activities for a variety of reasons, including the difficulty and uncertainty of pharmaceutical product development, adverse regulatory action, possible required modifications to clinical trials, failure to properly conduct or manage clinical trials and failure of clinical results to support continued development or regulatory approvals. More information about the risks and uncertainties faced by Seattle Genetics is contained under the caption “Risk Factors” included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Source: Seattle Genetics, Inc.

References:

1 Van de Berg YW et al. Blood 2012;119:924.

2 Miller et al., Gynecol Oncol 2008; 110:65.

3 Bookman et al., Gynecol Oncol 2000; 77:446.

4 Garcia et al., Am J Clin Oncol 2007; 30:428.

5 Monk et al., J Clin Oncol 2009; 27:1069.

6 Santin et al., Gynecol Oncol 2011; 122:495.

7 Schilder et al., Gynecol Oncol 2005; 96:103

8 Chung HC et al. J Clin Oncol 2019; 37:1470.

9 National Cancer Institute SEER. “Cancer Stat Facts: Cervix Uteri Cancer.” Available at https://seer.cancer.gov/statfacts/html/cervix.html. Last accessed April 2020.

10 Global Cancer Statistics 2018: GLOBOCAN Estimates of Incidence and Mortality Worldwide for 36 Cancers in 185 countries https://www.iarc.fr/news-events/global-cancer-statistics-2018-globocan-estimates-of-incidence-and-mortality-worldwide-for-36-cancers-in-185-countries/.

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Contacts:

Seattle Genetics

Media:

Monique Greer, 425-527-4641

mgreer@seagen.com

Investors:

Peggy Pinkston, 425-527-4160

ppinkston@seagen.com

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